Exhibit 99.1

      Carpenter Technology Reports Record First Quarter Results

    --  Record first quarter net sales of $475 million

    -- Record first quarter net income of $58 million or $2.24 per share

    --  Repurchased $158 million of common stock

    WYOMISSING, Pa.--(BUSINESS WIRE)--Oct. 31, 2007--Carpenter Technology Corporation (NYSE:CRS) today reported record first quarter results. Net income of $57.7 million or $2.24 per diluted share reflected a richer product mix, growth in the energy market, and a continued focus on margin enhancement. Financial highlights from the first quarter include:



(millions except E.P.S. & pounds)               Q1-2008     Q1-2007
--------------------------------------------- =========== ============
Sales                                              $475.0       $404.5
--------------------------------------------- ----------- ------------
Sales excluding surcharge (a)                      $337.5       $326.5
--------------------------------------------- ----------- ------------
Operating Income                                    $85.7        $73.1
--------------------------------------------- ----------- ------------
Net Income                                          $57.7        $51.2
--------------------------------------------- ----------- ------------
Diluted E.P.S.                                      $2.24        $1.94
--------------------------------------------- ----------- ------------
Free Cash Flow (a)                                  $24.1        $50.8
--------------------------------------------- ----------- ------------
Pounds Sold (000) (b)                              49,216       54,168
--------------------------------------------- ----------- ------------


    (a) non-GAAP financial measures that are explained in the attached tables

    (b) includes specialty and titanium alloys, stainless steel, and powder materials

    First Quarter - Operating Summary

    "Our focus on higher value materials and growth in energy market sales contributed to record first quarter results," said Anne Stevens, chairman, president and chief executive officer. "We are pleased with our results and see opportunity to further improve our performance through an enhanced focus on operational excellence.

    "We expect the energy market to remain favorable and are confident about the outlook for our aerospace business in the second half of our fiscal year," Stevens said.

    Carpenter's sales of $475 million were a first quarter record and 17 percent more than a year ago. Adjusted for surcharges, sales gained 3 percent. A 27 percent increase in pounds shipped by the Company's Premium Alloys Operation, which benefited from strong demand from the energy market, contributed to the increase. Total volume declined during the quarter due primarily to a reduction in the shipment of lower priced stainless material.

    Sales to the energy market, which includes oil and gas and power generation, increased 94 percent from a year ago to $56 million.
Excluding surcharge revenue, sales increased 89 percent.

    Within the energy market, sales to the power generation sector, excluding surcharge revenue, surged 140 percent to $22 million, due to increased demand for industrial gas turbines, particularly from the Middle East. Sales to the oil and gas sector, excluding surcharge revenue, increased 56 percent from a year ago to $22 million. The Company's broad product portfolio of high strength and corrosion resistant materials has allowed it to gain strong acceptance among customers. Growth with key customers and strong international demand helped drive the increase in energy sales.

    Automotive and truck market sales grew 19 percent from the first quarter a year ago to $59 million. Excluding surcharge revenue, sales gained 3 percent from a year ago. The year-over-year sales increase primarily reflected demand for higher value materials to support technology changes in engines and exhaust systems. This increase was partially offset by a reduction in pounds shipped due to lower automotive production levels and a decision not to participate in certain marginally profitable business.

    Medical market sales increased to $32 million, up 16 percent from last year's first quarter. Adjusted for surcharge revenue, sales increased 5 percent. The gain reflected a pick-up in demand relative to last year's comparatively low shipment levels.

    Sales to the industrial market improved by 14 percent to $109 million. Adjusted for surcharge revenue, sales decreased approximately 3 percent. During the quarter, the Company benefited from increased sales of higher value materials used in capital equipment and in the manufacture of valves and fittings. This increase was more than offset by reduced shipments of lower value materials sold through distributors.

    Sales to the aerospace market increased 9 percent to $174 million in the first quarter compared to a year ago. Excluding surcharge revenue, sales declined approximately 6 percent from the record first quarter a year ago. Increased sales of nickel-based alloys used in jet engine components was more than offset by planned inventory adjustments at certain key customers and by a decline in shipments to a customer who is now procuring some of its aerospace material needs from a recently acquired subsidiary.

    The Company expects that beginning in the second half of its fiscal year, aerospace sales will more closely reflect the increase in growth rate of commercial jet deliveries projected for 2008.

    Consumer market sales increased 4 percent from the first quarter a year ago to $44 million. Adjusted for surcharge revenue, sales decreased 7 percent. Lower shipments of materials used in the housing market more than offset increased sales to the sporting goods and electronics markets.

    Geographically, sales outside the United States increased 28 percent from the same quarter a year ago to $157 million.
International sales, which represented 33 percent of total sales, benefited from increased sales to the energy, industrial and medical markets.

    Record first quarter gross profit of $121.4 million compared to $103.9 million in the same quarter a year ago. The higher gross profit reflected the increased sales of higher value materials, pricing, cost containment, and the lag effect in the Company's surcharge mechanism.

    Gross profit in the recent first quarter was negatively impacted by a $4.6 million reserve for duty drawback claims filed by the Company's licensed broker. Carpenter was notified by U.S. Customs that its licensed broker may have filed claims with inadequate documentation over the past four years. Carpenter is cooperating with U.S. Customs to review all individual claims and working with its suppliers and a new licensed broker to assemble the appropriate documentation where available.

    In the recent first quarter, the Company had LIFO income of $14.5 million due partly to declining nickel prices during the quarter relative to its previous fiscal year-end. In the first quarter a year ago, the Company had LIFO expense of $26.2 million. The LIFO income or expense is mostly offset by changes in surcharge revenue and, therefore, has little impact on gross profit.

    Gross profit as a percent of sales in the recent first quarter was
25.6 percent, compared to 25.7 percent in the same quarter a year ago.

    The Company estimated that the lag effect in its surcharge mechanism positively impacted the gross margin by approximately 115 basis points during the recent first quarter. Reported gross margin is also adversely impacted by the amount that the surcharge increases the Company's revenue.

    Adjusted for the lag effect in the Company's surcharge mechanism, the dilutive effect of surcharge revenue, and the duty drawback reserve, gross profit as a percent of sales would have been an estimated 35.7 percent in the recent first quarter versus an estimated
33.6 percent a year ago. The underlying improvement was largely driven by a richer product mix and the Company's continued focus on cost.

    Record first quarter operating income of $85.7 million compared to $73.1 million a year ago. The record level of operating income was achieved primarily as a result of a richer product mix, pricing, a continued focus on cost, and the benefit from the lag effect in the Company's surcharge mechanism.

    These benefits were partially offset by a $4.9 million increase in selling and administrative expenses. The increase primarily related to higher variable compensation accruals and costs associated with driving the Company's future growth initiatives.

    Adjusted for the lag effect, the increase in surcharge revenue, and the duty drawback claims reserve, operating profit as a percent of sales would have been an estimated 25.2 percent in the recent first quarter versus an estimated 24.1 percent a year ago.

    Net income of $57.7 million or $2.24 per diluted share in the first quarter compared with net income of $51.2 million or $1.94 per diluted share a year ago. In the recent first quarter, net income included an income tax provision of 33.3 percent of pre-tax income versus 30.1 percent in the same quarter a year ago.

    The tax provision in the first quarter a year ago was favorably impacted by the reversal of certain deferred tax valuation allowances.

    Share Repurchase Program

    During the quarter, Carpenter repurchased $157.7 million or 1,341,579 shares of its common stock on the open market. As of September 30, 2007, Carpenter had repurchased a total of $186.5 million or 1,576,651 shares of its common stock under the program established in September 2006. At September 30, 2007, the Company had 24,779,521 shares of common stock outstanding.

    Carpenter plans to repurchase, under certain conditions, a total of $250 million of its common stock as currently authorized by its Board of Directors.

    Segment Reporting

    As announced on October 12, the Company realigned its reportable business segments in order to allow it to focus more effectively on customers, end-use markets and operational excellence goals. As a result, the Company now has three reportable business segments:
Premiums Alloys Operations, Advanced Metals Operations, and Engineered Products Operations.

    Financial information on the business segments is provided in the attached tables.

    Conference Call

    Carpenter will host a conference call and webcast today, October 31, at 10:00 a.m., ET, to discuss financial results and operations for the first quarter.

    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2007 and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy including power generation, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals;
5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; and 11) the ability of Carpenter to implement and manage material capital expansion projects in a timely and efficient manner. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.



                             PRELIMINARY
                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)



                                                   Three Months Ended
                                                      September 30
                                                   -------------------

                                                      2007      2006
                                                   ---------- --------

NET SALES                                          $   475.0  $ 404.5

Cost of sales                                          353.6    300.6
                                                   ---------- --------
Gross profit                                           121.4    103.9

Selling and administrative expenses                     35.7     30.8
                                                   ---------- --------
Operating income                                        85.7     73.1

Interest expense                                         5.6      5.8
Other income, net                                       (6.4)    (5.9)
                                                   ---------- --------

Income before income taxes                              86.5     73.2
Income taxes                                            28.8     22.0
                                                   ---------- --------
NET INCOME                                         $    57.7  $  51.2
                                                   ========== ========

EARNINGS PER COMMON SHARE:
  Basic                                            $    2.25  $  1.99
                                                   ========== ========
  Diluted                                          $    2.24  $  1.94
                                                   ========== ========


WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
  Basic                                                 25.7     25.5
                                                   ========== ========
  Diluted                                               25.8     26.3
                                                   ========== ========

Cash dividends per common share                    $    0.30  $ 0.225
                                                   ========== ========




                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions)


                                                   Three Months Ended
                                                      September 30
                                                  --------------------

                                                     2007      2006
                                                  ---------- ---------

OPERATING ACTIVITIES:
  Net income                                      $    57.7  $   51.2
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                       11.9      11.5
    Amortization                                        0.5       0.4
    Deferred income taxes                              (0.4)     (6.1)
    Net pension expense                                (0.7)      1.2
    Net (gain), loss on asset disposals                (1.1)      0.1
  Changes in working capital and other:
    Receivables                                        48.7       5.1
    Inventories                                       (46.5)     (8.6)
    Other current assets                               (5.9)     (8.0)
    Accounts payable                                  (29.6)     25.4
    Accrued current liabilities                        (5.5)     (3.5)
    Other, net                                         19.8      (4.7)
                                                  ---------- ---------
Net cash provided from operating activities            48.9      64.0
                                                  ---------- ---------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software          (18.4)     (7.3)
  Proceeds from disposals of plant and equipment        1.2       0.2
  Purchases of marketable securities                  (87.2)   (265.6)
  Sales of marketable securities                      104.5     117.4
                                                  ---------- ---------
Net cash provided from (used for) investing
 activities                                             0.1    (155.3)
                                                  ---------- ---------

FINANCING ACTIVITIES:
  Payments on long-term debt                            0.0      (0.1)
  Payments to acquire treasury stock                 (157.7)      0.0
  Dividends paid                                       (7.6)     (6.1)
  Tax benefits on share-based compensation              0.4       0.1
  Proceeds from common stock options exercised          0.3       0.1
                                                  ---------- ---------
Net cash used for financing activities               (164.6)     (6.0)
                                                  ---------- ---------

Effect of exchange rate changes on cash and cash
 equivalents                                           (2.4)     (1.0)
                                                  ---------- ---------

DECREASE IN CASH AND CASH EQUIVALENTS                (118.0)    (98.3)
Cash and cash equivalents at beginning of period      300.8     352.8
                                                  ---------- ---------
Cash and cash equivalents at end of period        $   182.8  $  254.5
                                                  ========== =========




                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in millions)


                                                September 30  June 30
                                                    2007       2007
                                                ------------ ---------

ASSETS
Current assets:
  Cash and cash equivalents                     $     182.8  $  300.8
  Marketable securities                               355.4     372.7
  Accounts receivable, net                            257.1     303.2
  Inventories                                         281.8     235.0
  Deferred income taxes                                17.2      13.3
  Other current assets                                 26.9      30.7
                                                ------------ ---------
     Total current assets                           1,121.2   1,255.7

Property, plant and equipment, net                    541.6     537.4
Prepaid pension cost                                  134.9     132.4
Goodwill                                               46.4      46.4
Trademarks and trade names, net                        18.9      19.2
Other assets                                           36.5      34.6
                                                ------------ ---------
Total assets                                    $   1,899.5  $2,025.7
                                                ============ =========

LIABILITIES
Current liabilities:
  Accounts payable                              $     186.6  $  215.9
  Accrued liabilities                                 115.7     117.1
  Current portion of long-term debt                    33.2      33.2
                                                ------------ ---------
     Total current liabilities                        335.5     366.2

Long-term debt, net of current portion                300.3     299.5
Accrued postretirement benefits                        89.3      90.9
Deferred income taxes                                 141.1     143.5
Other liabilities                                      76.5      57.9
                                                ------------ ---------
Total liabilities                                     942.7     958.0
                                                ------------ ---------

STOCKHOLDERS' EQUITY
  Common stock                                        136.4     136.4
  Capital in excess of par value - common stock       330.7     328.0
  Reinvested earnings                                 799.6     751.3
  Common stock in treasury, at cost                  (224.5)    (65.7)
  Accumulated other comprehensive loss                (85.4)    (82.3)
                                                ------------ ---------
     Total stockholders' equity                       956.8   1,067.7
                                                ------------ ---------

Total liabilities and stockholders' equity      $   1,899.5  $2,025.7
                                                ============ =========




                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in millions)



                                                 Three Months Ended
                                                    September 30
                                               -----------------------

                                                   2007        2006
                                               ------------ ----------

Net sales:
  Advanced Metals Operations                   $     322.3  $   290.3
  Premium Alloys Operations                          129.3       86.9
  Engineered Products Operations                      27.0       28.0
  Intersegment                                        (3.6)      (0.7)
                                               ------------ ----------

  Consolidated net sales                       $     475.0  $   404.5
                                               ============ ==========

Operating income:
  Advanced Metals Operations                   $      48.9  $    40.7
  Premium Alloys Operations                           36.5       31.2
  Engineered Products Operations                       3.4        5.4
  Corporate costs                                     (9.0)      (7.9)
  Pension earnings, interest & deferrals               6.0        3.6
  Intersegment                                        (0.1)       0.1
                                               ------------ ----------

   Consolidated operating income               $      85.7  $    73.1
                                               ============ ==========




Beginning with the first quarter of fiscal 2008, Carpenter realigned its reportable business segments to focus more effectively on our customers, end-use markets, and operational excellence goals. As a result, we now have three reportable business segments: Advanced Metals Operations, Premium Alloys Operations, and Engineered Products Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The Engineered Products Operations (EPO) segment is essentially unchanged from previously reported. EPO involves the manufacture and sale of structural ceramic products, ceramic cores for the investment casting industry and custom shaped bar.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."




                             PRELIMINARY
                 SELECTED NON-GAAP FINANCIAL MEASURES
                 (in millions, except per share data)



                                                   Three Months Ended
                                                      September 30
                                                  --------------------
FREE CASH FLOW                                       2007      2006
                                                  ---------- ---------

Net cash provided from operations                 $    48.9  $   64.0
Purchases of plant, equipment and software            (18.4)     (7.3)
Proceeds from disposals of plant and equipment          1.2       0.2
Dividends paid                                         (7.6)     (6.1)
                                                  ---------- ---------
Free cash flow                                    $    24.1  $   50.8
                                                  ========== =========

Free cash flow is a measure of cash generated which management evaluates for alternative uses.




SALES EXCLUDING SURCHARGES

This press release includes discussions of net sales as adjusted to exclude the impact of raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company provided this additional financial measure because management believes removing the impact of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period.

    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com